SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                              FORM 8-K


                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) July 31, 1998

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19674
(Commission File Number)

94-3283464
(IRS Employer Identification No.)

2260 Douglas Boulevard, Suite 280, Roseville, California  95661
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (916) 772-2221

Not Applicable
(Former name or former address, if changed since last report.)

               INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.   Acquisition or Disposition of Assets

          On July 31, 1998, WCI Acquisition Corporation, a Nebraska corporation wholly owned by Waste Connections, Inc. ("WCI"), merged into Shrader Refuse and Recycling Service Company, a Nebraska corporation ("Shrader"), and Shrader acquired certain real estate located in Lincoln and Papillion, Nebraska and used in Shrader's business. Shrader is engaged in the collection, transportation and handling of solid waste and recyclables in eastern Nebraska.

          The consideration for the merger consisted of approximately $6.27 million in cash, 537,566 shares of WCI Common Stock, $420,000 in notes, and contingent payments to the selling shareholders if certain events occur during a specified period. The purchase price for the real estate was approximately $413,000 in cash.

          WCI intends to continue to operate the acquired business. The purchase price of the acquisition was determined based on the consideration paid by WCI for similar acquisitions in the western United States. The cash portion of the acquisition was funded with borrowings under WCI's credit facility with a group of banks for which BankBoston, N.A. acts as agent.


Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

     (a) Financial Statements of Businesses Acquired. The financial statements of Shrader are not included in this Form 8-K, but will be filed by amendment to this Form 8-K no later than 60 days after August 15, 1998.

     (b) Pro Forma Financial Information. Pro forma financial information relating to Shrader is not included in this Form 8-K, but will be filed by amendment to this Form 8-K no later than 60 days after August 15, 1998.

     (c) Exhibits.

10.1 Agreement and Plan of Merger, dated as of July 30, 1998, by and among Waste Connections, Inc., WCI
                              Acquisition Corporation, Shrader
                              Refuse and Recycling Service Company,
                              Duane E. Shrader, Myrlen A. Shrader,
                              Daniel L. Shrader, Mark S. Shrader,
                              Michael D. Shrader and Daren L.
                              Shrader

10.2 Purchase and Sale Agreement dated as of July 31, 1998, by and between Ambler Vincent Development Company and Shrader Refuse and Recycling Service Company

99.1                          WCI's Press Release released
                              August 3, 1998



                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WASTE CONNECTIONS, INC.
                              (Registrant)

Date:  August 11, 1998        By  /s/ Ronald J. Mittelstaedt
                              Ronald J. Mittelstaedt
                              President and Chief Executive Officer

                          EXHIBIT INDEX


10.1 Agreement and Plan of Merger, dated as of July 30, 1998, by and among Waste Connections, Inc., WCI
                              Acquisition Corporation, Shrader
                              Refuse and Recycling Service Company,
                              Duane E. Shrader, Myrlen A. Shrader,
                              Daniel L. Shrader, Mark S. Shrader,
                              Michael D. Shrader and Daren L.
                              Shrader

10.2 Purchase and Sale Agreement dated as of July 31, 1998, by and between Ambler Vincent Development Company and Shrader Refuse and Recycling Service Company

99.1                          WCI's Press Release released
                              August 3, 1998

                                   Exhibit 10.1

AGREEMENT AND PLAN OF MERGER


Dated as of July 30, 1998, by and among


Waste Connections, Inc.
WCI Acquisition Corporation
Shrader Refuse and
Recycling Service Company
Duane E. Shrader
Myrlen A. Shrader
Daniel L. Shrader
Mark S. Shrader
Michael D. Shrader
Daren L. Shrader

AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER, dated as of July 30, 1998, is entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), WCI Acquisition Corporation, a [Nebraska] corporation ("Acquisition Co.") Shrader Refuse and Recycling Service Company, a Nebraska corporation (the "Corporation"), and Duane E. Shrader ("Duane"), Myrlen A. Shrader ("Myrlen"), Daniel L. Shrader ("Daniel"), Mark S. Shrader ("Mark"), Michael D. Shrader ("Michael") and Daren L. Shrader ("Daren" and, collectively with Duane, Myrlen, Daniel, Mark and Michael, the "Shareholders").

WHEREAS, the Corporation is engaged in the collection and transport of solid waste and recyclables in the Cities of Papillion, Lincoln, Ralston and Omaha, Nebraska and in the unincorporated areas of Douglas, Sarpy, Cass and Lancaster Counties, Nebraska and
Pottawattamie County, Iowa, and other related activities;

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporation (the "Corporation's Stock");

WHEREAS, at the Closing on the Closing Date (as defined below), WCI will contribute as a capital contribution to Acquisition Co. sufficient cash and shares of WCI Common Stock, $.01 par value (the "WCI Stock"), to consummate the transactions contemplated by this Agreement in exchange for all of the outstanding capital stock of Acquisition Co.;

WHEREAS, Acquisition Co. will use such cash and shares of WCI Stock to effect the merger of Acquisition Co. into the corporation, in accordance with the terms and subject to the conditions of this Agreement (the "Merger");

WHEREAS, on the Closing Date, the Corporation will acquire from Ambler Vincent Development Company ("Ambler") pursuant to a Real Estate Purchase Agreement (the "Real Estate Purchase Agreement") that certain real property (the "Real Estate") related to the Corporation's business for one million two hundred ninety thousand dollars ($1,290,000) (the "Real Estate Purchase Price") pursuant to the Real Estate Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.   MERGER

1.1 The Merger. In accordance with the Business General Corporation Act (the "Nebraska Law"), at the Effective Time (as defined in Section 1.2), Acquisition Co. shall be merged with and into the Corporation. Immediately following the Merger, the separate corporate existence of Acquisition Co. shall cease and the Corporation as the surviving corporation (the "Surviving Corporation"),shall continue to exist under and be governed by the Nebraska Law as a direct, wholly-owned subsidiary of WCI.

1.2 Effective Time. As soon as practicable after the execution of this Agreement and the satisfaction or waiver of all of the conditions to the Merger, at the Closing (as defined in Section 1.7), the parties shall cause the Merger to be consummated by causing separate Articles of Merger (the "Filed Articles") substantially in the form of Exhibit 1.2(a), to be executed and filed in accordance with the relevant provisions of the Nebraska Law. The Merger shall become effective at the time of the filing with the Secretary of State of the State of Nebraska of the Filed Articles relating thereto in accordance with the relevant provisions of the Nebraska Law or at such later time as is specified in the Filed Articles (the "Effective Time"). Notwithstanding the date on which the Effective Time occurs, for financial reporting purposes the effective date of the Merger shall be as of July 1, 1998.

1.3 Effects of the Merger. The Merger shall have the effect set forth in Section 21-20,133 of the Nebraska Law. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Corporation and the Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of Acquisition Co. shall thereafter be preserved unimpaired.

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of the Corporation in effect at the Effective Time shall be the Bylaws of the respective Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

1.5 Directors. The directors of Acquisition Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6 Officers. The officers of Acquisition Co. immediately prior to the Effective Time shall be the officers of the Surviving
Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7 Closing Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place concurrent with the execution of this Agreement or on such other date as WCI and the Corporation shall agree (the "Closing Date"). The Closing shall take place at the law offices of Koley, Jessen, Daubman & Rupiper, P.C., 1125 South 103 Street, Suite 800, Omaha, Nebraska 68124. At the Closing, WCI, the Corporation and the Shareholders shall deliver to each other the documents, instruments and other items described in Section 5 of this Agreement. At the election of WCI and the Corporation, the Closing of this transaction may take place through an exchange of consideration and documents using overnight courier service or facsimile.

2.   MERGER CONSIDERATION; CONVERSION OF SECURITIES; DISSENTING
SHARES

2.1  Merger Consideration.  The merger consideration (the "Merger
Consideration") is:

(a) Seven million dollars ($7,000,000), (i) minus the Closing Date Debt (as defined in Section 3.22(a)) other than Closing Date Debt described on Schedule 2.1(a), which was incurred after January 1, 1998, to acquire capital equipment that will be owned by the Corporation immediately prior to the Effective Time and (ii) plus or minus, as the case may be, the amount by which the Closing Date Current Assets (as defined in Section 3.22(b)) are greater or less than the Closing Date Current Liabilities (as defined in Section 3.22(b)) payable in cash (the "Cash"). No adjustment to the Cash shall be made on account of the obligation of the Corporation to pay the Real Estate Purchase Price pursuant to the Real Estate Agreement. The Cash shall be paid to the Shareholders on conversion of their shares of the Corporation at the Effective Time by wire transfer. The adjustment to the Cash based on the Closing Date Debt, the Closing Date Current Assets and the Closing Date Current Liabilities shall be based on estimates of such amounts. Within 120 days after the Closing, WCI and the Shareholders shall determine the actual Closing Date Debt, Closing Date Current Assets and Closing Date Current Liabilities. If the difference between the actual amounts of such items and the estimated amounts provided at the Closing results in an increase in the amount of Cash that should have been paid at the Effective Time over the amount of Cash that was so paid, WCI shall promptly pay such amount to the Shareholders; if the result is a decrease in the amount of Cash that should have been paid at the Effective Time from the amount of Cash that was so paid, the Shareholders shall promptly pay such amount to WCI.

(b) A number of shares (the "Shares") of WCI Stock determined as follows: The number of Shares shall be an amount equal to eleven million dollars ($11,000,000) divided by the Average Closing Price (as hereinafter defined). The Average Closing Price (the "Average Closing Price") is the average of the closing price of WCI Stock as quoted on the NASDAQ Stock Market for the five (5) successive trading days for which a closing price is quoted beginning on the tenth (10th) trading day prior to the Closing Date. The Average Closing Price and the number of shares of WCI Stock to be delivered at the Closing shall be appropriately adjusted in the event of any change in WCI Stock between the first day for which a closing price is quoted in determining the Average Closing Price and the Closing Date, including without limitation any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or consolidation. WCI shall not be obligated to issue any fractional shares of WCI Stock, but instead the Shareholders shall be paid cash in lieu of any fractional share equal to the Average Closing Price multiplied by the fraction of a share of WCI Stock that would otherwise have been issued to such Shareholder. The Shares having an aggregate value of eight million dollars ($8,000,000) (the "Registered Shares") shall be covered by WCI's shelf registration statement on Form S-4 (the "Registration Statement"), which shall have been filed and declared effective under the Securities Act of 1933 (the "Act") on or before the Closing. Shares having an aggregate value of three million dollars ($3,000,000) (the "Unregistered Shares") shall not be covered by the Registration Statement and the certificates for said Shares shall bear a legend indicating that the Shares may not be sold or transferred without the prior written consent of the Corporation until July 31, 2003, provided, WCI agrees to cause the legend to be removed immediately upon a Change of Control of WCI (as defined below). The Unregistered Shares shall be subject to the terms of an Investors' Rights Agreement in the form of Exhibit 2.1 hereto (the "Investors' Rights Agreement") if a Change of Control occurs prior to July 31, 2003. For the purpose of this Section 2.1(b), a "Change in Control" of WCI shall be deemed to have occurred if (i) there shall be consummated (aa) any reorganization, liquidation or consolidation of WCI, or any merger or other business combination of WCI with any other corporation, other than any such merger or other combination that would result in the voting securities of WCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of WCI or such surviving entity outstanding immediately after such transaction, or (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of WCI, or if (ii) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of fifty percent (50%) or more during the first two (2) years after Effective Time, thirty-five percent (35%) or more during the third and fourth years after the Effective Time or thirty percent (30%) or more during the fifth year after the Effective Time of WCI's outstanding voting securities (except that for the purpose of this definition, "person" shall not include any person or any person that controls, is controlled by or is under common control with such person, who as of the date of this Agreement owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of WCI, or a trustee or other fiduciary holding securities under any employee benefit plan of WCI, or a corporation that is owned directly or indirectly by the stockholders of WCI in substantially the same percentage as their ownership of WCI) or if (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire WCI Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by WCI's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period or if (iv) Ronald J. Mittelstaedt shall cease to be Chairman of the WCI Board; provided, that upon the occurrence of an event described in one of the preceding clauses
(i), (ii) or (iii), a Change in Control shall be deemed to have occurred only if two or all of the President, Chief Financial Officer and Corporate Secretary of WCI immediately prior to such event do not retain substantially similar positions.

(c) For each of Daniel, Mark, Michael and Daren, but for none of the other Shareholders, a non-interest bearing promissory note in the form of Exhibit 2.1(c) (the "Notes"). Each of the Shareholders hereby acknowledges and consents that, because not every Shareholder will receive a Note, each share of the Corporation will not be treated equally with respect to distributions of consideration paid in connection with the Merger.

2.2  Additional Contingent Merger Consideration.  The Merger
Consideration shall be increased by the additional contingent consideration (the "Contingent Merger Consideration") described in this section.

(a) If, prior to December 31, 1999, the Shareholders assist WCI or any of its subsidiaries in acquiring directly or indirectly (through asset purchase, stock purchase, merger or otherwise) the waste collection operations (the "Acquired Operations") of any other company or companies providing such services in the Service Area (as defined below) and the aggregate Projected Net Revenues for the Acquired Operations exceed three million five hundred thousand dollars ($3,500,000), WCI shall issue to the Shareholders as additional Contingent Merger Consideration a number of shares of WCI Stock determined by dividing one million dollars ($1,000,000) by the average closing price of the WCI Stock as quoted on the NASDAQ Stock Market for the five successive trading days beginning on the date WCI closes the acquisition of the Acquired Operation that causes Projected Net Revenues to exceed three million five hundred thousand dollars ($3,500,000). If Projected Net Revenues for all Acquired Operations that are acquired by December 31, 1999, are less than three million five hundred thousand dollars ($3,500,000) but greater than two million five hundred thousand dollars ($2,500,000), the one million dollar amount referred to above shall be prorated dollar for dollar for each dollar of Projected Net Revenues above two million five hundred thousand dollars ($2,500,000), and such prorated amount shall then be divided by the average closing price of the WCI Stock as quoted on the NASDAQ for the last five trading days of 1999. The shares of WCI Stock to be delivered hereunder shall be delivered within twenty (20) days after the date on which the additional contingent payment under this Section is determined. For purposes of this Section, "Service Area" means Nebraska, Colorado, Wyoming, South Dakota, Iowa, Missouri and Kansas, and "Projected Net Revenues" means the gross revenues for an Acquired Operation for the twelve
(12) months preceding the closing date for such acquisition less all disposal costs, transfer fees, franchise fees, and taxes related to host fees or disposal taxes (excluding income and sales taxes) projected for the Acquired Operation for the twelve (12) months following the closing date of such acquisition as determined from WCI's pro forma financial statements for such Acquired Operation, but only to the extent said costs, fees and taxes exceed twenty percent (20%) of such gross revenues of the Acquired Operation. WCI shall have sole discretion in determining whether and on what terms it will consummate any such acquisition, and WCI shall not be liable to any of the Shareholders for any decision not to pursue any such acquisition or its failure to consummate any such acquisition, without regard to the reason therefor.

(b) If the Surviving Corporation's gross revenue ("Gross Revenue") and earnings before interest, taxes, depreciation and amortization ("EBITDA") attributable to its business as constituted on the Closing Date are eight million five hundred thousand dollars ($8,500,000) and two million seven hundred sixty five thousand dollars ($2,765,000), respectively, for the year ended December 31, 1999, WCI shall issue to the Shareholders as additional Contingent Merger Consideration a number of shares of WCI Stock determined by dividing seven hundred fifty thousand dollars ($750,000) by the average closing price of the WCI Stock as quoted on the NASDAQ Stock Market for the last five trading days of the quarter ending on March 31, 2000, such shares to be delivered by April 15, 2000. If the Surviving Corporation's Gross Revenue and EBITDA attributable to its business as constituted on the Closing Date are ten million dollars ($10,000,000) and three million two hundred fifty thousand ($3,250,000), respectively, for the year ended December 31, 2000, WCI shall issue to the Shareholders as additional Contingent Merger Consideration a number of shares of WCI Stock determined by dividing seven hundred fifty thousand dollars ($750,000) by the average closing price of the WCI Stock as quoted on the NASDAQ Stock Market for the last five trading days of the quarter ending on March 31, 2001, such shares to be delivered by April 15, 2001. WCI shall also provide the Shareholders the opportunity to review all accounting and other information used in calculating Gross Revenue and EBITDA. The additional Contingent Merger Consideration provided in this section shall also be paid, and such shares of WCI Stock shall also be issued, if the stated level of Gross Revenue for a year is not achieved but such level of EBITDA is achieved for such year and EBITDA as a percentage of Gross Revenue for said year (the "Margin") is at least 25%. In the event that between 85% and 100% of the stated level of EBITDA is achieved for a year and the Margin for such year is at least 32.5%, a pro rata portion of the Contingent Merger Consideration shall also be paid, and a pro rata number of such shares of WCI Stock shall also be issued, even if the stated level of Gross Revenue for such year is not achieved. Such pro rata portion shall be equal to the quotient of (i) the percentage of the stated level of EBITDA that was achieved (i.e., 85%-100%) minus 85% divided by (ii) 15. The actual Revenue and EBITDA figures set forth in this Section shall be appropriately adjusted for any Acquired Operations acquired by the Surviving Corporation or into which the Surviving Corporation may be merged by subtracting from such actual total Gross Revenue and EBITDA figures of the Surviving Corporation (or other surviving entity) the actual Gross Revenue and EBITDA figures of the Acquired Operations. Gross Revenue and EBITDA will be determined in conformity with generally accepted accounting principles consistently applied based on WCI's current practices, but subject to the following clarifications and adjustments, if required: (i) no costs or expenses that are related to or result from the Merger will be included as a cost or expense of the Surviving Corporation (e.g., no amortization of goodwill, covenants not to compete or other intangibles will be included in calculating EBITDA); (ii) WCI shall not divert any existing business or new business generated by the Surviving Corporation to any other Affiliate of WCI; (iii) no amount of any of WCI's corporate or administrative burden or overhead that may be allocated to Surviving Corporation will be included in calculating EBITDA; and
(iv) incidental costs relating to participation by the Surviving Corporation's management in WCI's corporate functions, activities and meetings will not be an adjustment to EBITDA. WCI further agrees that during the period from the Effective Time until December 31, 2000, the Surviving Corporation shall operate as a standalone entity and the day-to-day management of the Surviving Corporation will be overseen by the Corporation's existing management, subject to the direction of the Surviving Corporation's board of directors.

(c) The average closing price and the number of shares (the "Contingent Shares") of WCI Stock to be delivered pursuant to Sections 2.2(a) and 2.2(b) shall be appropriately adjusted in the event of any change in WCI Stock between the first day for which a closing price is quoted in determining the average closing price and the date such shares are to be delivered, including without limitation any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or consolidation. WCI shall not be obligated to issue any fractional shares of WCI Stock, but shall instead pay the Shareholders cash in lieu of any fractional share equal to the average closing price used in determining the number of shares to be issued multiplied by the fraction of a share of WCI Stock that would otherwise be issued. The Contingent Shares shall be covered by the Investors' Rights Agreement.

2.3 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:


(a) All of the shares of common stock of Acquisition Co. (the "Acquisition Co. Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become the number of fully-paid and nonassessable shares of common stock of the Corporation as shall equal the number of shares of the common stock of the Corporation issued and outstanding immediately prior to the Effective Time.

(b) Subject to Section 2.7, the aggregate shares of the Corporation's Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Shares of WCI Stock and the Cash. The number of shares of WCI Stock and the amount of Cash issued in respect of each share of the Corporation's Stock shall be determined by dividing such number of Shares and Cash by the number of shares of the Corporation's Stock outstanding immediately prior to the Effective Date. In addition, the shares of the Corporation's Stock held by Daniel, Mark, Michael and Daren shall be converted into the Notes. One Note shall be delivered to each of Daniel, Mark, Michael and Daren without regard to the number of shares of the Corporation's Stock owned by each. None of the other Shareholders shall be entitled to receive a Note or any interest therein. The actual conversion ratio shall be set forth in the Filed Articles.

(c) Any Contingent Merger Consideration due the Shareholders in respect of the Merger shall be delivered in accordance with the provisions of Section 2.2.

2.4  Exchange of Certificates.

(a) After the Effective Time, WCI shall deliver to the Shareholders in accordance with this Section 2 certificates representing the Shares of WCI Stock issuable pursuant to Section 2.3(b) in exchange for issued and outstanding shares of the Corporation's Stock as contemplated by that Section. WCI Stock into which the Corporation's Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

(b) At the Closing each Shareholder shall deliver to WCI certificates evidencing the shares of the Corporation's Stock owned by such Shareholder that are to be converted pursuant to Section
2.3 into the right to receive WCI Stock and Cash (the "Corporation's Certificates"). Promptly after the Effective Time, each Shareholder who has surrendered a Corporation's Certificate to WCI, together with such documents as WCI shall reasonably request, shall be entitled to receive in exchange therefor certificates representing that number of shares (rounded down to the nearest whole number) of WCI Stock which such Shareholder has the right to receive pursuant to this Section 2 (together with any cash in lieu of fractional shares of WCI Stock pursuant to Section 2.7) plus a portion of the Cash as provided below. Each Corporation's Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.4, each Corporation's Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificates representing shares of WCI Stock as contemplated by this Section 2.4, (ii) the payment of Cash attributable to the shares of Corporation's stock evidenced by such a certificate,
(iii) a cash payment in lieu of any fractional shares of WCI Stock as contemplated by Section 2.1(b) and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to WCI Stock as contemplated by Section 2.5.

2.5 Distributions. Dividends and other distributions declared or made after the Effective Time with respect to WCI Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Corporation's Certificate with respect to the WCI Stock represented thereby.

2.6 No Further Ownership Rights in Any Corporation's Stock. All shares of WCI Stock issued upon the surrender for exchange of shares of the Corporation's Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5 or 2.1(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of such Corporation's Stock, and, at and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Corporation's Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Corporation's Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.7 Lost Certificates. In the event any Corporation's Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, WCI will issue in exchange for such lost, stolen or destroyed certificate the shares of WCI Stock (and any dividends or distributions with respect thereto and any cash pursuant to Section 2.1(b)) deliverable in respect thereof as determined in accordance with Section 2.4. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the Shareholder to whom the WCI Stock is to be issued shall, as a condition precedent to the issuance thereof, give WCI a bond satisfactory to WCI in such sum as it may direct or otherwise indemnify WCI in a manner reasonably satisfactory to WCI against any claim that may be made against WCI or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.8 Allocation of the Merger Consideration. One hundred thousand dollars ($100,000) of the Merger Consideration shall be allocated to the covenants not to compete as described in Section 8.1(a) hereof, and the balance of the Merger Consideration shall be allocated to the Corporation's Stock.

2.9  Excluded Assets.  The Assets of the Corporation listed on
Schedule 2.9 (the "Excluded Assets") shall be distributed to the Shareholders prior to the Closing, and WCI shall acquire no interest in or claim to any of the Excluded Assets.

30   REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE
SHAREHOLDERS

The Corporation and the Shareholders, jointly and severally, represent and warrant that each of the following representations and warranties is true as of the Closing Date.

3.1 Organization, Standing and Qualification. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Nebraska. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. Except as disclosed on Schedule 3.1, the Corporation is not required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

3.2 Capitalization. Schedule 3.2 sets forth, as of the Closing Date, the authorized and outstanding capital of the Corporation, the names, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, the number of shares so owned, the allocation of the Cash, the Shares and the Contingent Shares (if any) among the Shareholders as agreed to among themselves, and wire transfer instructions for each Shareholder relating to the bank account to which the Cash should be sent. All of the issued and outstanding shares of the capital stock of the Corporation are and as of the Effective Time will be owned of record and beneficially by the Shareholders, as set forth in Schedule 3.2, and are and as of the Effective Time will be free and clear of all liens, security interests, encumbrances and claims of every kind except as set forth in Schedule 3.2. Each share of the capital stock of the Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest or which obligates the Shareholders to transfer any Corporation's Stock to any person.

3.3 All Stock Being Acquired. The Corporation's Stock being acquired by WCI hereunder pursuant to the Merger constitutes all of the outstanding capital stock of the Corporation.

3.4 Authority for Agreement and Filed Articles. The Corporation and the Shareholders have full right, power and authority to enter into this Agreement and the Filed Articles and to perform its, his or her obligations hereunder and thereunder. The execution and delivery of this Agreement and the Filed Articles by the Corporation and the consummation of the transactions contemplated hereby by the Corporation have been duly authorized by the Corporation's Board of Directors and the Shareholders. This Agreement and Filed Articles have been duly and validly executed and delivered by the Corporation and the Shareholders and, subject to the due authorization, execution and delivery by WCI and Acquisition Co., constitute the legal, valid and binding obligations of the Corporation and the Shareholders enforceable against the Corporation and the Shareholders in accordance with their respective terms.

3.5 No Breach or Default. Except as disclosed on Schedule 3.5, the execution and delivery by the Corporation and the Shareholders of this Agreement and the Filed Articles, and the consummation by the Shareholders of the transactions contemplated hereby and thereby, will not:

(a) Result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or any of the Shareholders is a party, or by which the Corporation or any of the Shareholders, or any of the Corporation's or the Shareholders' assets, is or may be bound or affected; or

(b) Violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

(c) Violate the Articles of Incorporation or Bylaws of the Corporation.

3.6 Subsidiaries. Schedule 3.6 lists as of the Closing Date any and all subsidiaries of the Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by the Corporation or any of the Corporation's subsidiaries.

3.7 Financial Statements. The Corporation has delivered to WCI, as Schedule 3.7, copies of financial statements ("Financial Statements") for the Corporation's three most recent fiscal years and interim financial statements for the Corporation for the period ended May 31, 1998 (the "Balance Sheet Date"). Such financial statements (other than the interim financial statements) have been compiled by Grant Thornton. The Financial Statements are correct and complete, and have been prepared on a consistent basis and fairly present (i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated. Except to the extent reflected or reserved against in the Corporation's balance sheet as of the Balance Sheet Date, or as disclosed on Schedule 3.7 or Schedule 3.8, the Corporation did not have as of the Balance Sheet Date, nor will the Corporation have as of the Closing Date, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due other than liabilities incurred in the ordinary course of business since the Balance Sheet Date and which will be included as part of the Closing Date Current Liabilities.

3.8 Liabilities. Parts I, II, III and IV of Schedule 3.8, are accurate lists and descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

(a) Part I of Schedule 3.8 lists, as of the Closing Date, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all real and personal property leasehold interests included in Part IV of Schedule 3.8), whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable provided that the trade payables are the best estimates of the Corporation and Shareholders as of the Closing Date. From the end of the month prior to the Closing Date through the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

(b) Part II of Schedule 3.8 lists, as of the Closing Date, all claims, suits and proceedings which are pending against the Corporation and, to the knowledge of the Corporation and the Shareholders, all contingent liabilities and all claims, suits and proceedings threatened or anticipated against the Corporation.
Part II of Schedule 3.8 includes a summary description of each such liability, including, without limitation, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a brief description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, and (E) the amount claimed and other relief sought, together with copies of all material documents, reports and other records relating thereto to the extent that they are in the Corporation's or a Shareholder's possession or control.

(c) Part III of Schedule 3.8 lists, as of the Closing Date and to the extent not otherwise included in Part I of Schedule 3.8, all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property, as hereafter defined), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

(d) Part IV of Schedule 3.8 lists, as of the Closing Date and to the extent not otherwise included in Part I or Part III of Schedule 3.8, all real and personal property leasehold interests to which the Corporation is a party as lessor or lessee or, to the knowledge of the Corporation or a Shareholder, affecting or relating to any Corporate Property, and includes a description of the nature and principal terms of such leasehold interest, including, without limitation, the identity of the other party thereto, the term of such leasehold interest (including renewal options), the base rent and any additional rent owing thereunder (including any adjustments thereto), security deposits, rights of first offer or first refusal, purchase options, and restrictions on transfer.

Except as described on the applicable part of Schedule 3.8, neither the Corporation nor any of the Shareholders has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on
Schedule 3.8 except, in the case of liabilities and obligations listed on Parts I, III and IV of Schedule 3.8, periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities or made in the ordinary course of business.

3.9 Accurate and Complete Records. The corporate minute books, stock ledgers, books, ledgers, financial records and other records of the Corporation:

(a) Have been made available to WCI and its agents at the Corporation's offices or at the offices of WCI's attorneys or the Corporation's attorneys;

(b) Have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

(c) Are accurate and complete and reflect all material corporate transactions authorized by the Board of Directors and/or shareholders of the Corporation.

3.10 Permits and Licenses.

(a) Schedule 3.10(a) is a full and complete list, and includes copies, of all material permits, licenses, franchises, and service agreements pursuant to which the Corporation is authorized to collect and haul industrial, commercial and residential solid waste (the "Collection Franchises"), and of all other material permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "Governmental Permits") owned by, issued to, held by or otherwise benefitting the Corporation or the Shareholders as of the Closing Date. The status of the Governmental Permits related to the disposal areas owned or used by the Corporation, including, without limitation, any conditions thereto and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). There are no governmental agencies or other third parties from whom the Shareholders, the Corporation or WCI must obtain consent in order to effect a direct or indirect transfer of the Collection Franchises or other Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.10(a), all of the Collection Franchises and other Governmental Permits enumerated and listed on Schedule 3.10(a) are valid and in full force and effect and have been duly obtained, no other Collection Franchises or Governmental Permits or other agreements are required to operate the business of the Corporation or any Corporate Property as presently operated, and there are no proceedings pending or, to the knowledge of the Corporation or the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why all such Collection Franchises and Governmental Permits will not remain in effect for the period or term stated therein, subject to WCI's full compliance therewith, after consummation of the transactions contemplated hereby.

(b) Schedule 3.10(b) includes (i) all notifications, reports, permit and license applications (other than items included in Schedule 3.10(a)), engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "Records, Notifications and Reports") that are material to the operation of the business of the Corporation, and (A) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (B) were filed with or submitted to appropriate governmental agencies during the past 24 months by the Corporation or the Shareholders or their agents with respect to the business of the Corporation, and (ii) all material notifications from such governmental agencies to the Corporation, the Shareholders or their agents in response to or relating to any of such Records, Notifications and Reports.

(c) Schedule 3.10(c) lists each facility owned, leased, operated or otherwise used by the Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by WCI pursuant to this Agreement (each, a "Facility" and collectively, the "Facilities"). Except as otherwise disclosed on Schedule 3.10(c):

(i) Each Facility owned by the Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to the Corporation is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and, none of such Facilities or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof. To the knowledge of the Corporation and the Shareholders, no Facility that is leased by the Corporation from a non-Affiliate or the current use thereof constitutes a material non-conforming use or is otherwise subject to any material restrictions regarding the operation, renovation or reconstruction thereof.

(ii) There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by the Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to the Corporation, and to the knowledge of the Corporation and the Shareholders there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility leased by the Corporation from a third party who is not an Affiliate (as hereinafter defined) of the Shareholders.

3.11 Certain Receivables. Schedule 3.11 is an accurate list as of the Closing Date of the accounts and notes receivable of the Corporation from and advances to employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing which have not been repaid. For purposes of this Agreement, the term "Affiliate" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls or has an ownership interest in, or is controlled or owned in whole or in part by, or is under common control or ownership in whole or in part with such person, and in the case of the Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

3.12 Fixed Assets and Real Property.

(a) Schedule 3.12(a) lists, as of the Closing Date, substantially all the fixed assets (other than real estate) of the Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as described on Schedule 3.12(a), all of the Corporation's containers, vehicles, machinery and equipment necessary for the operation of the Corporation's businesses are in operable condition, and all of the motor vehicles and other rolling stock of the Corporation are in substantial compliance with all applicable laws, rules and regulations. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither the Corporation nor, to the knowledge of the Corporation or any of the Shareholders, any other party to such leases is in breach of any of the material provisions thereof.

(b) Each parcel of real property leased, owned or being purchased by the Corporation as of the Closing Date (the "Corporate Property"), including the street address and, in the case of Corporate Property owned or being purchased, the legal description thereof, is listed on Schedule 3.12(b), and attached to said
Schedule 3.12(b) are copies of all leases, deeds, outstanding mortgages, other encumbrances and any existing title insurance policies or lawyer's title opinions relating to each Corporate Property, as well as a current commitment for title insurance issued by a title insurance company satisfactory to WCI with respect to each Corporate Property owned or being purchased by the Corporation, together with copies of all of the title exceptions referred to in each such commitment. All leases listed on Schedule 3.12(b) are in full force and effect and binding on the parties thereto; neither the Corporation nor any other party to any such lease that is related to the Corporation or any of the Shareholders, nor, to the knowledge of the Corporation and the Shareholders, any other party to any such lease is in breach of any of the material provisions thereof; to the knowledge of the Corporation and the Shareholders, the landlord's interest in each such lease has not been assigned to any third party nor, except as provided in Schedule 3.12(b), has any such interest been mortgaged, pledged or hypothecated; and the Corporation has not assigned any such lease or sublet all or any part of the Corporate Property which is the subject of any such lease. Except as described on
Schedule 3.12(b), to the knowledge of the Corporation and the Shareholders, there are no material physical or mechanical latent defects not apparent on visual inspection in any Facility located on any Corporate Property.

(c) The Corporation has good, valid and marketable title to all of its properties and assets, real, personal, and mixed, tangible and intangible, actually used or necessary for the conduct of its business, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially reduce the value or impair the use of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Parts I and III of Schedule 3.8 (collectively, the "Permitted Liens"). Except as described on Schedule 3.12(b), there are no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

3.13 Related Party Transactions. Except as disclosed on Schedule 3.13, none of the Shareholders or their respective Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument, or as of the date of this Agreement is indebted to or is owed money by, the Corporation not disclosed or reflected in the Financial Statements. Except as disclosed on
Schedule 3.13, none of the Shareholders or their Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation.

3.14 Contracts and Agreements; Adverse Restrictions.

(a) Schedule 3.14(a) lists, as of the Closing Date, and includes copies of, all material contracts and agreements (other than leases and documents included with Schedule 3.12(b)) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.14(a), neither the Corporation nor, to the Corporation's or any Shareholder's knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or any of the Shareholders of a default thereunder, or exercised any options thereunder.

(b) Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

3.15 Insurance. Schedule 3.15 is a complete list, and includes copies, as of the Closing Date, of all insurance policies in effect on the Closing Date or, with respect to "occurrence" policies that were in effect, carried by the Corporation in respect of the Corporate Properties or any other property used by the Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor. During the last five years, there has been no lapse in any material insurance coverage of the Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on Schedule 3.8, except to the extent otherwise set forth in Part II of Schedule 3.8, each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding. To the knowledge of the Corporation and the Shareholders, all such proceedings are fully covered by insurance, subject to normal deductibles.

3.16 Personnel. Schedule 3.16 is a complete list, as of the Closing Date, of all officers, directors and employees (by type or classification) of the Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees.
Schedule 3.16 also lists the driver's license number for each driver of the Corporation's motor vehicles. All written or oral employment contracts with employees of the Corporation are terminable "at will" without payment of severance or other benefits (including, without limitation, stock options or other rights to obtain equity in the Corporation).

3.17 Benefit Plans and Union Contracts.

(a) Schedule 3.17(a) is a complete list as of the Closing Date, and includes copies (or, in the case of oral arrangements, descriptions) of, all employee benefit plans and agreements (written or oral) currently maintained or contributed to by the Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Closing Date. Except for the employee benefit plans described on Schedule 3.17(a), the Corporation has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on
Schedule 3.17(a) are fully funded and, to the knowledge of the Corporation and the Shareholders, in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. Except as disclosed on Schedule 3.17(a), all such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.17(a). All employee benefit plans listed on such Schedule have been operated substantially in accordance with the terms and provisions of the plan documents and all related documents and policies. The Corporation has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, and neither the Corporation, nor a party-in-interest or disqualified person, has engaged in any transaction or other activity which would give rise to such liability. The Corporation has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would the Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

(b) There are now no union contracts or agreements between the Corporation and any collective bargaining group, nor have there ever been any such contracts in effect. The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 3.17(b), there is no charge pending or, to the Corporation's or any Shareholder's knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against the Corporation; no union organizational activity exists respecting employees of the Corporation, and Schedule 3.17(b) contains a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation. The Corporation has not experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

(c) No payment made to any employee, officer, director or independent contractor of the Corporation (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

3.18 Taxes.

(a) The Corporation has timely filed or will timely file all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Closing Date. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years (other than those within the statute of limitations), examinations in progress, extensions of any statute of limitations or claims against a Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations, (ii) extensions of statutory limitations, and (iii) the federal income, and state franchise, income and sales tax returns of the Corporation for its last three fiscal years, are attached as part of Schedule 3.18. Copies of all other federal, state, local and other tax and information returns for all prior years of the Corporation's existence have been made available to WCI and are among the records of the Corporation that will accrue to WCI at the Closing. The Corporation has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

(b) Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to the Corporation) the Corporation has duly paid all taxes and other related charges required to be paid prior to the date of this Agreement. The reserves for taxes contained in the Financial Statements of the Corporation are adequate to cover its tax liability as of the Closing Date.

(c) The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

3.19 Copies Complete; Required Consents.  Except as disclosed on
Schedule 3.19, the certified copies of the Articles of Incorporation and Bylaws of the Corporation, as amended to the Closing Date, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to WCI in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof. Except as specifically disclosed on Schedule 3.19, the rights and benefits of the Corporation to the knowledge of the Shareholders, will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except the Required Governmental Consents and such consents and approvals as are listed on Schedule 3.19, all of which have been given or obtained.

3.20 Customers, Billings, Current Receipts and Receivables.
Schedule 3.20 is a current, accurate and complete list of, and includes:

(a) The customers that the Corporation serves on an ongoing basis, including name, location and current billing rate, as of the Closing Date;

(b) An accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month preceding the month in which such Schedule is delivered, showing amounts due in 30-day aging categories. Except to the extent of the allowance for bad debts reflected on the Financial Statements or otherwise disclosed on Schedules 3.11 and 3.20, to the knowledge of the Corporation and the Shareholders, the Corporation's accounts and notes receivable are collectible in the amounts shown on Schedules
3.11 and 3.20; and

(c) The average monthly revenues of the Corporation derived from billings to its customers for each of the twelve months preceding the Closing Date. Neither the Corporation nor any of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that Corporation's average monthly revenues derived from billings to its customers after the Closing Date should not continue at approximately the same rate as before the Closing Date.

3.21 No Change With Respect to the Corporation. Except as set forth on Schedule 3.21, since the Balance Sheet Date, the business of the Corporation has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse. Specifically, and without limiting the generality of the foregoing, except as set forth on Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

(a) Any material change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole (a "Material Adverse Effect");

(b) Any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

(c   Any change in or agreement to change (i) its shareholders,
(ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

(d   Any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

(e   Any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

(f   Any labor dispute or any other event or condition of any
character (other than general economic conditions) with respect to the Corporation's employees, materially adversely affecting its business or future prospects;

(g   Any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholders and their Affiliates, other than in the ordinary course of business;

(h   Any cancellation, or agreement to cancel, any material
indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of any of the Shareholders or any Affiliate thereof;

(i   Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j   Any purchase or acquisition of, or any agreement, plan or
arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

(k   Any waiver of any of its material rights or claims;

(l   Any new or any amendment or termination of any existing
material contract, agreement, license, permit or other right to which it is a party; or

(m   Any other material transaction outside the ordinary course of business.

3.22 Closing Date Debt; Closing Date Current Assets and Closing
Date Current Liabilities.

(a   Schedule 3.22(a) lists (i) the amount of the aggregate debt
(excluding trade payables and debt incurred after January 1, 1998, to purchase fixed assets and equipment after such date which are fixed assets and equipment of the Corporation on the Closing Date) of the Corporation outstanding on the Closing Date to be repaid by WCI or the Surviving Corporation at or immediately after the Closing Date and all prepayment penalties incurred or to be incurred by WCI or the Surviving Corporation in connection with the repayment of any such debt, (ii) the amount of the aggregate debt (excluding trade payables and debt incurred after January 1, 1998, to purchase fixed assets and equipment after such date which are fixed assets and equipment of the Corporation on the Closing Date) of the Corporation outstanding on the Closing Date which will remain outstanding obligations of the Surviving Corporation after the Closing Date, and all prepayment penalties applicable to such debt if repaid prior to maturity, including in each case all interest accrued through and including the Closing Date, (iii) the aggregate amount of the present value as of the Closing Date, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to the Corporation by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations of the Corporation that are not capitalized lease obligations and (iv) the aggregate amount of the present value as of the Closing Date of all capitalized lease obligations (determined in accordance with generally accepted accounting principles) of the Corporation (the "Closing Date Debt"). Schedule 3.22(a) includes wire transfer instructions for creditors whose Closing Date Debt WCI has designated for payment, and attached to
Schedule 3.22(a) are pay-off letters or instructions from such creditors in the form provided by WCI's bank or acceptable to WCI. WCI shall satisfy all Closing Date Debt at Closing.

(b   Schedule 3.22(b) is an estimate as of the Closing Date of the amount of the aggregate current liabilities (including any reserve for unpaid taxes and excluding the current portion of long-term debt to the extent such current portion is included in Closing Date
Debt) and trade payables of the Corporation as of the Closing Date (the "Closing Date Current Liabilities") and the amount of the aggregate cash and other current assets of the Corporation as of the Closing Date, including prepaid expenses the benefit of which survives the Closing Date and the accounts receivable of the Corporation earned prior to the Closing Date, and collectible (less an allowance for doubtful accounts) on or after the Closing Date (the "Closing Date Current Assets").

3.23 Bank Accounts.

(a   Schedule 3.23(a) is a complete and accurate list, as of the
Closing Date, of:

(i) the name of each bank in which the Corporation has accounts or safe deposit boxes;

(ii) the name(s) in which the accounts or boxes are held;

(iii)     the type of account; and

(iv) the name of each person authorized to draw thereon or have access thereto.

(b   Schedule 3.23(b) is a complete and accurate list, as of the
Closing Date, of:

(i) each credit card or other charge account issued to the Corporation; and

(ii) the name of each person to whom such credit cards or other charge accounts have been issued.

3.24 Compliance With Laws. Except as disclosed on Schedule 3.24, the Corporation has complied with in all material respects, and the Corporation is presently in compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "Laws"), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). Except as disclosed on Schedule 3.24, there has been no assertion by any party that the Corporation is in violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 3.24:

(a   Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Corporation has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 3.24(e) below) nor has the Corporation accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

(b   During the Corporation's ownership or leasing of the Corporate
Property owned or leased by it and, to the knowledge of the Corporation and the Shareholders, prior to the Corporation's ownership or leasing of such Corporate Property, no Hazardous
Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Corporate Property.

(c   During the Corporation's ownership or leasing of the Corporate
Property owned or leased by it and, to the knowledge of the Corporation and the Shareholders, prior to the Corporation's ownership or leasing of such Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by a Corporation. There are no pending and, to the Corporation's and Shareholders' knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

(d   Except as allowed under Environmental Laws, the Corporation has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility.

(e   As used in this Agreement, "Hazardous Material" means the
substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable Nebraska statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance required to be disposed of in a manner expressly prescribed by Environmental Laws.

3.25 Powers of Attorney. The Corporation has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Corporation in any manner.

3.26 Underground Storage Tanks. Except as set forth on Schedule 3.26, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, the Corporation has not owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on Schedule 3.26, the Corporation has provided to WCI, on Schedule 3.26:

(a   The location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Corporation currently owns or leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

(b   The date of installation and specific use or uses of the UST;

(c   Copies of tank and piping tightness tests and cathodic
protection tests and similar studies or reports for each UST;

(d   A copy of each notice to or from a governmental body or agency relating to the UST;

(e   Other material records with regard to the UST, including,
without limitation, repair records, financial assurance compliance records and records of ownership; and

(f   To the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporation's, or the Shareholders' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on Schedule 3.26.

3.27 Patents, Trademarks, Trade Names, etc. Schedule 3.27 lists all patents, trade names, fictitious business names, trademarks, service marks, and copyrights owned by the Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). To the knowledge of the Corporation and each of the Shareholders, no trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither the Corporation nor any of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

3.28 Assets, etc. Necessary to Business.  Except as set forth on
Schedule 3.28, the Corporation owns, leases or otherwise has the right to use substantially all properties and assets, real, personal, and mixed, tangible and intangible, that are necessary for it to carry on its business as presently conducted, and, with respect to agreements for the purchase, lease or use of any such property and assets, such agreements have been duly entered into and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any such agreement. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why any such agreement will not remain in effect after consummation of the transactions contemplated hereby.

3.29 Condemnation. No Corporate Property owned or leased by a Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation and the Shareholders, no such proceedings are threatened.

3.30 Suppliers and Customers. Neither the Corporation nor any of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to the Corporation intends to cease providing such items to the Corporation, nor does the Corporation or any of the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of the Corporation intends to terminate, limit or reduce its business relations with the Corporation.

3.31 Absence of Certain Business Practices. Neither the Corporation nor any of the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Corporation in connection with any actual or proposed transaction which (a) might subject the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Corporation or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

3.32 Disclosure Schedules. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

3.33 No Misleading Statements. The representations and warranties of the Corporation and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to WCI and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

3.34 Knowledge. Wherever reference is made in this Agreement to the "knowledge" of the Shareholders, such term means the actual knowledge of the Shareholders or any knowledge which should have been obtained by the Shareholders upon reasonable inquiry by a reasonable business person. In the case of a Shareholder that is a trust, the term "knowledge" means the actual knowledge of the trustee or trustees of the trust or any knowledge which should have been obtained by the trustee or trustees upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the Corporation, such term means the actual knowledge of any of the Shareholders or Pam Shrader or any knowledge which should have been obtained by such person on reasonable inquiry by a reasonable business person.

3.35 Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for the Corporation or a Shareholder in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of a Corporation or a Shareholder.

3.36 No Dissenting Shares. No Shareholders have exercised appraisal rights with respect to any Corporation's Stock in accordance with Sections 21-20,137, et seq. of the Nebraska Law.

3.37 S Corporation. The Corporation has elected to be treated as an S Corporation within the meaning of the Federal Income Tax Code of 1986, as amended (the "Code"), for the years listed on Schedule 3.37.

4. REPRESENTATIONS AND WARRANTIES OF WCI AND ACQUISITIONS. WCI and Acquisition Co., jointly and severally, represent and warrant to the Shareholders that each of the following representations and warranties is true as of the Closing Date:

4.1 Existence and Good Standing. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WCI has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. WCI is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Acquisition Co. has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. Acquisition Co. is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.

4.2 No Contractual Restrictions. No provisions exist in any article, document or instrument to which WCI is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement or the Filed Articles. No provisions exist in any article, document or instrument to which Acquisition Co. is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement or the Filed Articles.

4.3 Authorization of Agreement. This Agreement and the Filed Articles have been duly authorized, executed and delivered by WCI and Acquisition Co., and, subject to the due authorization, execution and delivery by the Corporation and the Shareholders, constitutes a legal, valid and binding obligation of WCI and Acquisition Co. Each of WCI and Acquisition Co. has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and the Filed Articles and to carry on its business as presently conducted. The execution and delivery of this Agreement and the Filed Articles and the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to WCI or Acquisition Co.; (b) conflict with any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of WCI; (c) conflict with any of the provisions of the Certificate/Articles of Incorporation or Bylaws of Acquisition Co.; or (d) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which either WCI or Acquisition Co. is a party or by which it is bound.

4.4 Status of Shares. When delivered to the Shareholders after the Effective Time in accordance with the terms and conditions of this Agreement, the Shares and the Contingent Shares shall have been duly authorized and delivered shares of WCI, shall be fully paid and nonassessable, and shall have been registered under the Act.

4.5 Governmental Authorities; Consents. Except for the filing of the Filed Articles with the Secretary of State of the State of Nebraska, and any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws, (a) neither WCI nor Acquisition Co. is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Filed Articles or the Employment Agreements or the consummation of the transactions contemplated hereby or thereby, and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either WCI or Acquisition Co. in connection with its execution, delivery and performance of this Agreement, the Filed Articles or the Employment Agreements or the transactions contemplated hereby or thereby, except such as shall have been obtained by the Closing Date.

4.6 SEC Documents. WCI has filed all required reports, schedules, forms, statements, and other documents with the Securities and Exchange Commission ("SEC") since May 22, 1998 and has filed the Registration Statement (together with later filed documents that revise or supersede earlier filed documents, the "WCI SEC Documents"). As of their respective dates, the WCI SEC Documents complied in all material respects with the requirements of the Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such WCI SEC Documents. None of the WCI SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. The financial statements of WCI included in the WCI SEC Documents complied as of their respective dates of filing with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of WCI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the WCI SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither WCI nor any of its subsidiaries has any unrecorded liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth in a consolidated balance sheet of WCI and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have, a material adverse effect on the business or results of operations of WCI.

4.7  Capital Stock.

(a   The WCI SEC Documents set forth WCI's capitalization in all material respects. All outstanding shares of WCI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. WCI issued all such shares in compliance with applicable federal and state securities laws. WCI Common Stock is registered pursuant to Section 12(b) of the Exchange Act and has been approved for listing on the Nasdaq National Market, and the Registered Shares of WCI Common Stock issued as part of the Merger Consideration will, upon issuance, be registered and listed.

(b   WCI owns, beneficially and of record, all issued and
outstanding shares of Acquisition Co. Stock, which shares are validly issued, fully paid, and non-assessable, and free and clear of all liens.

(c   Except as set forth in the Registration Statement or in this
Section 4.7 and except for changes since the date of the Registration Statement resulting from the issuance of options and warrants in the ordinary course of business to employees, officers, directors and consultants, and the exercise of outstanding employee, officer, director and consultant options and warrants,
(i) no shares of WCI Common Stock or other voting securities of WCI are outstanding, (ii) no securities of WCI convertible into or exchangeable for shares of capital stock or voting securities of WCI are outstanding, and (iii) no options or other rights to acquire from WCI, and no obligation of WCI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WCI are outstanding (the items in clauses (i), (ii) and (ill) being referred to collectively as the "WCI Securities." No obligations of WCI to repurchase, redeem or otherwise acquire any WCI Securities are outstanding.

4.8 No Misleading Statements. The representations and warranties of WCI and Acquisition Co. contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are accurate and complete in all material respects, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

4.9 Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI and Acquisition Co. in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI and Acquisition Co.

4.10 Disclosure Schedules. Any matter disclosed by WCI or Acquisition Co. on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

5.   CLOSING DELIVERIES

At the Closing or the Effective Time, as the case may be, the respective parties shall make the deliveries indicated:

5.1  WCI Deliveries.

(a   WCI shall deliver the Cash required to be delivered at the
Effective Time pursuant to Section 2.1(a).

(b   At the Effective Time, WCI shall deliver to the Shareholders certificates for the Shares.

(c   The Surviving Corporation shall execute and deliver Employment
Agreements with the Shareholders substantially in the form of the draft included in Exhibit 5.1(c), but with such changes therein as are necessary to reflect the terms of employment of each Shareholder.

(d   The Surviving Corporation shall execute and deliver the Real
Estate Purchase Agreement with Ambler substantially in the form of the draft included in Exhibit 5.1(d).

(e   At the Closing, WCI shall deliver to the Shareholders an
opinion of counsel for WCI dated as of the Closing Date in substantially the form attached hereto as Exhibit 5.1(e).

(f   At the Closing, WCI shall execute and deliver the Investors'
Rights Agreement.

5.2  Shareholders' Deliveries.

(a   At the Effective Time, the Shareholders shall deliver to WCI the certificates representing the outstanding Corporation's Stock free and clear of all liens, security interests, claims and encumbrances, accompanied by a stock power duly executed in blank.

(b   At the Closing, the Shareholders shall deliver to WCI an
opinion of counsel for the Shareholders, dated as of the Closing
Date, in substantially the form attached hereto as Exhibit 5.2(b).

(c   The Shareholders shall deliver evidence reasonably
satisfactory to WCI that all required third-party consents to the transactions contemplated hereby were obtained.

(d   The Shareholders shall cause each officer and director of the
Corporation to deliver a resignation as an officer and/or director of that Corporation.

(e   The Shareholders shall execute and deliver the Real Estate
Agreement and all documents required thereby for the Corporation's purchase of the Real Property.

(f   At the Closing, Shareholders shall execute and deliver the
Investors' Rights Agreement.

6.   ADDITIONAL COVENANTS OF WCI, THE CORPORATION AND THE
SHAREHOLDERS

6.1 Release of Guaranties. WCI shall use reasonable efforts to obtain the termination and release promptly after the Effective Time of the personal guaranties of the Shareholders listed on
Schedule 6.1, all of which relate to indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date, and WCI shall indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Effective Time that is personally guaranteed by the Shareholders pursuant to such guaranties. The Shareholders may notify the obligees under such guaranties that they have terminated their obligations under such guaranties. The Shareholders shall cooperate with WCI in obtaining such releases.

6.2 Release of Security Interests. After the Effective Time, the Shareholders and their respective Affiliates shall cause those security interests in the assets of the Corporation that have been created in favor of financial institutions or other lenders to secure indebtedness (other than indebtedness of that Corporation) of the Shareholders or their respective Affiliates to be released in a manner reasonably satisfactory to WCI, and shall cause all guaranties by the Corporation relating to the indebtedness of the Shareholders to be released to the reasonable satisfaction of WCI.

6.3 Confidentiality. Neither WCI, the Corporation nor any of the Shareholders shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of the other parties, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify the other parties at least 24 hours before such disclosure or announcement is expected to be made and allow review and input as to the form and content of the same.

6.4 Brokers and Finders Fees. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

6.5 Taxes. WCI shall reasonably cooperate, at the expense of the Shareholders, with the Shareholders with respect to any matters involving the Shareholders arising out of the Shareholders' ownership of the Corporation prior to the Effective Time, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, WCI shall make available to the Shareholders such files, documents, books and records of the Corporation for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters.

6.6 Short Year Tax Returns. After the Effective Time, the Shareholders shall prepare at their sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of the Corporation's fiscal year in which the Closing occurs and ending with the Effective Time. Each such return shall be prepared in a financially responsible and conservative manner and drafts shall be delivered to WCI together with all necessary supporting schedules within 120 days following the Effective Time for its approval, which shall not be unreasonably withheld or delayed. The Shareholders shall be responsible for the payment of all taxes shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Effective Time in excess of the amount of any reserve for taxes included in Closing Date Current Liabilities. The Surviving Corporation and the Shareholders shall each be responsible for fifty percent (50%) of all taxes arising from the conversion of the Corporation from a cash to accrual basis of reporting whether or not due on such returns or on the first return filed by that Corporation for the period commencing after the Effective Time. At the time of the delivery of the returns, the Shareholders shall contemporaneously deliver to WCI checks payable to the respective taxing authorities in amounts equal to the amount due from the Shareholders under this section. WCI shall, upon receipt by the Shareholders, cause the Corporation to sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholders shall be entitled to receive all refunds shown on said returns and any such refunds received by the Corporation or WCI shall be remitted to the Shareholders.

6.7 General Release by Shareholders. Each of the Shareholders hereby fully releases and discharges the Corporation and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which any of such Shareholders now has or may hereafter have against the Corporation and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Effective Time, except (a) as may be described in written contracts disclosed in Schedule 6.7 and expressly described and specifically excepted from this release in Schedule 6.7, (b) compensation as an employee of the Corporation for current periods expressly described and excepted from such release on Schedule 6.7, and (c) indemnification from Corporation for services rendered on behalf of Corporation in the capacity as a director, officer or employee of the Corporation, to the maximum extent permitted by laws, and (d) for the obligations of the Corporation arising after the Effective Time under this Agreement. Specifically, but not by way of limitation, each of the Shareholders waives any right of indemnification, contribution or other recourse against the Corporation which he now has or may hereafter have against the Corporation with respect to representations, warranties or covenants made in this Agreement by the Corporation.


6.8 Certain Tax Matters. WCI, Acquisition Co., the Corporation and the Shareholders agree that the Merger is not intended to qualify as a tax free reorganization under Section 368 of the Code. The Shareholders acknowledge that WCI has indicated its intention to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. The Shareholders agree that WCI, in its discretion, may make such election; provided, however, that such election shall be made no later than the due date for such election. If such election is made by WCI:

(a   WCI shall be authorized to complete Form 8023-A;

(b   The Shareholders shall sign such completed Form 8023-A;

(c   WCI and the Shareholders shall agree upon the allocation of the Merger Consideration among the assets (including intangible assets) of the Corporation; and

(d   If WCI does make its election under Section 338(h)(10) of the
Internal Revenue Code of 1986 as amended, WCI shall reimburse the Shareholders and the Corporation for any additional taxes, penalties, interest and costs of preparation of amended income tax returns incurred due to such election resulting solely from the recapture of depreciation previously taken on various assets of the Corporation at ordinary income instead of capital gain rates.

6.9 Use of Related Facilities. The Shareholders shall cause Ambler to lease to the Corporation that certain parcel of real property located in Papillion, Nebraska (lease lot no. 3) across the street from the Sarpy County, Nebraska property being sold by Ambler to the Corporation and totalling approximately 10,000 square feet (the "Parcel"), for a period of two years commencing on the Closing Date, which lease term shall be renewable at the option of the parties at fair market rent as determined by the parties. The rent shall be one dollar ($1.00) for such initial two-year term. During such lease term, the Corporation shall be responsible for payment of maintenance expenses and insurance with respect to the Parcel, and Ambler shall be responsible for payment of all property taxes with respect to the Parcel. The lease shall be in form acceptable to WCI.

7.   INDEMNIFICATION

7.1  Indemnification Covenants.

(a   Indemnity by the Shareholders.  The Shareholders, jointly and severally, subject to the limitations set forth in Section 7.2, covenant and agree that they will indemnify and hold harmless WCI, the Surviving Corporation and their respective directors, officers and agents and their respective successors and assigns (collectively the "WCI Indemnitees"), from and after the date of this Agreement against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) resulting from activities prior to the Closing Date (but not necessarily identified or determined prior to the Closing Date), identified by a WCI Indemnitee in a Claims Notice (as defined in Section 7.3(a)), or asserted by a WCI Indemnitee in litigation commenced against the Shareholders provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable period set forth in Section 7.2(c) (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "7.1(a) Indemnity Events"):

(i) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Shareholders or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI pursuant to the terms of this Agreement, regardless of whether, in the case of a breach or a representation or a warranty, WCI relied on the truth of such representation or warranty or, except as otherwise provided in Section 7.2(e) below, had any knowledge of any breach thereof.

(ii) The design, development, construction or operation of any Facility or any other "Environmental Site" as hereinafter defined, or the installation or operation of a UST during any period on or prior to the Closing Date, in excess of the amount of liability with respect thereto, if any, set forth on Part II of Schedule 3.8. As used in this Agreement, "Environmental Site" shall mean any Facility, any UST and any other waste storage, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by a Corporation or by any predecessor thereof on or prior to the Closing Date. As used in this Agreement, "Environmental Site Losses" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST or any other Environmental Site, including, but not limited to (x) any actual or alleged violation of any law or regulation respecting the protection of the environment, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (y) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any Facility, any UST or any other Environmental Site resulting from activities thereat, whether such Release is into the air, water (including groundwater) or land and, in the case of any Release caused to a material extent by defective design, development, construction or operation of a Facility, Environmental Site or UST, or other circumstance within the control of the Shareholders, whether such Release arose before, during or after the Closing Date provided the activities occurred on or prior to or circumstance existed prior to or as of the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment. Notwithstanding anything in this paragraph to the contrary, it is specifically understood and agreed that a Release composed solely of Hazardous Substances contained in household waste lawfully disposed of in a landfill during the time a Corporation owned and/or operated such landfill does not constitute an Environmental Site Loss.

(iii) All matters on Schedule 3.8, Part II other than the first $15,000 incurred in connection with the Hairston matter from and after Closing, or required to be described on Schedule 3.8, Part II, of which the Corporation or the Shareholders have knowledge on the Closing Date and which are not so described.

(iv) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

(b   Indemnity by WCI.  WCI, subject to the limitations set forth in Section 7.2, covenants and agrees that it will indemnify and hold harmless the Shareholders and their respective heirs, successors and assigns (collectively the "Shareholder Indemnitees"), from and after the date of this Agreement against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), identified by a Shareholder Indemnitee in a Claims Notice (as defined in Section 7.3(a)), or asserted by a Shareholder Indemnitee in litigation commenced against WCI provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable period set forth in Section 7.2(c) (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "7.1(b) Indemnity Events"):

(i) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of WCI or Acquisition Co. pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to Shareholders pursuant to the terms of this Agreement.

(ii) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

7.2  Limitations on Indemnities.

(a   The obligations of the Shareholders to indemnify the WCI
Indemnitees as provided in Section 7.1 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all 7.1(a) Indemnity Events exceed seventy-five thousand ($75,000) (the "General Deductible Amount"); provided, that the amount of any obligation of indemnity arising pursuant to Section 7.1 with respect to any representation, warranty or covenant contained in Sections 3.1 through 3.5; 3.12(c), 3.18, 3.22 and 6.6 hereof or pursuant to Section 7.1(a)(iii) ("Specific Claims") shall not be subject to the General Deductible Amount. WCI shall not be entitled to indemnification on account of any 7.1(a) Indemnity Event where the amount sought to be recovered in respect of that event is less than five thousand dollars ($5,000), but any such 7.1(a) Indemnity Event shall be considered in determining whether the General Deductible Amount has been met.

(b   The maximum amount which WCI can recover as a result of all
7.1(a) Indemnity Events pursuant to the provisions hereof for Claims (i) with respect to any Specific Claims shall not in the aggregate exceed the Merger Consideration as adjusted and any portion of the Contingent Merger Consideration paid or due, and
(ii) with respect to all other Claims (including without limitation Claims for Environmental Site Losses) shall not in the aggregate exceed the following percentage of the Merger Consideration and any portion of the Contingent Merger Consideration due: (x) with respect to such Claims made on or before the first anniversary of the date on which the Effective Time occurs, sixty five percent (65%); (y) with respect to Claims made after the first anniversary of the date on which the Effective Time occurs and on or before the second anniversary of such date, fifty percent (50%) less the amount of Claims previously made and properly payable or paid; and
(z) with respect to Claims made after the second anniversary of the date on which the Effective Time occurs and on or before the third anniversary of such date, forty percent (40%) less the amount of Claims previously made and properly payable or paid.

(c   The obligations of the Shareholders under Section 7.1(a) (i)
with respect to Specified Claims shall expire, unless a Claims Notice is given or litigation is commenced on or prior to, the expiration of the applicable statute of limitations and (ii) with respect to all other Claims shall expire, unless a Claims Notice is given or litigation is commenced on or prior to, the third anniversary of the date on which the Effective Time occurs. The obligations of WCI under Section 7.1(b) shall expire, unless a Claims Notice is given or litigation is commenced on or prior to, the expiration of the applicable statute of limitations.

(d) Except to the extent the same shall directly result in an increase in insurance premiums on a prospective basis, the Shareholders shall not be required to indemnify WCI for any Claim to the extent that such Claim has been reimbursed or is reimbursable through insurance proceeds received or receivable by WCI or the Surviving Corporation. In the event the insurance does not cover the full amount of the Claim, or in the event the Claim shall directly result in an increase in insurance premiums on a prospective basis, the Shareholders shall remain liable for the difference in the insurance payment and the amount of the Claim, or in the case of an increase in insurance premiums, the amount of such increase directly attributable to the Claim, subject to the other limitations set forth herein.

(e)  WCI shall not be entitled to indemnification under Section
7.1(a) with respect to any Claim if Ronald J. Mittelstaedt had actual knowledge of the facts or circumstances that constituted the basis for the Claim at or prior to the time of Closing.

(f) The indemnification provision shall be the exclusive remedy for any claim for monetary damages under this Agreement, except for matters involving fraud. The parties shall be entitled to pursue any claims for non-monetary relief to which they may be entitled at law or in equity.


(g) All claims for which indemnification payment shall be due shall be deemed adjustments of the Merger Consideration or Contingent Merger Consideration.

(h) To the extent any Claims arise out of a breach of any representation or warranty contained in Sections 3.10(c)(i), 3.10(c)(ii), 3.21(f), 3.21(k), 3.21(m), 3.24 or 3.26, and such breach occurred without the knowledge of any of the Shareholders, after exhaustion of the General Deductible Amount, the Shareholders shall be responsible only for fifty percent (50%) of the amount of such Claims in excess of the amount applied against the General Deductible Amount until the aggregate amount of such excess Claims exceeds One Million and No/100 Dollars ($1,000,000.00) after which the Shareholders shall be responsible for one hundred percent (100%) of the aggregate amount of such Claims in excess of One Million and No/100 Dollars ($1,000,000.00).

7.3  Notice of Indemnity Claim.

(a) In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any WCI Indemnitee as to which such Indemnitee or Shareholder Indemnitee (an "Indemnitee") may be entitled to indemnification hereunder, the Indemnitee shall notify the Shareholders (as applicable collectively, the "Indemnifying Party") in writing thereof (the "Claims Notice") within 60 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

(b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the Indemnitee with respect to such action. The Indemnitee may participate, at the Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

(c) If, within ten (10) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(b) and elected to defend the Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within ten (10) days after demand therefor, reimburse the Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

(d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

(e) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

7.4 Liability for Breaches of Representations and Warranties. The liability of a party making the representations and warranties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "Representations and Warranties") for a breach thereof shall survive the consummation of the transactions contemplated hereby subject to the other limitations in this Article 7.

7.5 No Exhaustion of Remedies or Subrogation; Right of Set Off. Except as otherwise provided herein, the Shareholders waive any right to require any WCI Indemnitee to (i) proceed against the Corporation; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any WCI Indemnitee.
WCI may, but shall not be obligated to, set off against any and all payments due any Shareholder any amount to which any WCI Indemnitee is entitled to be indemnified hereunder with respect to any 7.1(a) Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Shareholders or their successors.

8.   OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND WCI

8.1 Restrictive Covenants. As to the Surviving Corporation, the Shareholders and their Affiliates acknowledge that (i) WCI, as the purchaser of the Corporation's Stock, is and will be engaged in the same business as the Surviving Corporation (the "Business"); (ii) the Shareholders and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the State of Nebraska and WCI intends to continue the Business in Nebraska and intends, by acquisition or otherwise, to expand the Business into other geographic areas of Nebraska where it is not presently conducted; (iv) the Shareholders and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 8 will not impair such ability. The Shareholders covenant and agree as set forth in (a), (b) and (c) below with respect to the
Corporation:

(a) Non-Compete. For a period commencing on the Closing Date and terminating five years thereafter (the "Restricted Period"), neither the Shareholders nor any of their Affiliates shall, anywhere within Douglas, Sarpy and Lancaster, Counties, Nebraska, or in an area extending one hundred (100) miles from the borders of Douglas, Sarpy and Lancaster Counties, Nebraska, or in any county in Nebraska where the Surviving Corporation or WCI or one of its subsidiaries owns or operates a business similar to the Business (the "Restricted Area"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity other than WCI or one of its subsidiaries, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; (iii) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in the same business as the Surviving Corporation; or (iv) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of the Shareholders is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

(b) Confidential Information. During the Restricted Period and thereafter, the Shareholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business. Notwithstanding the foregoing, (y) the Shareholders may disclose and discuss confidential information with their legal and tax advisors, or as is required in connection with any legal proceedings, and the Shareholders shall give WCI prior written notice of such disclosure at least forty-eight (48) hours before such disclosure is made, if possible; and (z) during the time that the Shareholders are employed by WCI or the Surviving Corporation, the Shareholders may disclose confidential information as required in the ordinary course and proper performance of their employment duties, to persons who need to know such information to perform services for or receive services from WCI or the Surviving Corporation.

(c) Property of the Business. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholders prior to the Closing, are and shall be the property of WCI and have been delivered or will be delivered or made available to WCI at the Closing.

(d) Non-Solicitation. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, the Shareholders and their Affiliates shall not solicit any employees of the Surviving Corporation to leave the employ of the Surviving Corporation and join the Shareholders or any Affiliate in any business endeavor owned or pursued by the Shareholders.

(e) No Disparagement. From and after the Closing Date, none of the Shareholders shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate WCI or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony.

8.2 Rights and Remedies Upon Breach. If the Shareholders or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 herein (the "Restrictive Covenants"), WCI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCI at law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and that money damages would not provide an adequate remedy to WCI. Accordingly, in addition to any other rights or remedies, WCI shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders from any violation thereof.

(b) Accounting. The right and remedy to require the Shareholders to account for and pay over to WCI all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

(c) Severability of Covenants. The Shareholders acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(d) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(e) Enforceability in Jurisdiction. WCI and the Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI and the Shareholders that such determination not bar or in any way affect WCI's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.   GENERAL

9.1 Additional Conveyances. Following the Closing, the Shareholders and WCI shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as WCI, the Surviving Corporation or the Shareholders may reasonably request for the purpose of carrying out this Agreement. The Shareholders will cooperate with WCI and/or the Surviving Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

9.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI and the Surviving Corporation and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

9.3 Public Announcements. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing Date without the prior consent of the other parties hereto. Prior to making any public announcement required by law, the party required to make such announcement shall provide the other party a copy of the proposed announcement and an opportunity to provide input regarding the content of such announcement.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:

At their respective addresses set forth on Schedule 3.2



With a copy to:

Michael M. Hupp, Esq.
Koley, Jessen, Daubman & Rupiper
One Pacific Place, Suite 800
1125 South 103 Street
Omaha, NE 68124
Phone:  (402) 390-9500
Fax:  (402) 390-9005


If to WCI:

Waste Connections, Inc.
2260 Douglas Boulevard, Suite 280
Roseville, CA 95661
Attention:  Ronald J. Mittelstaedt
Fax: (916) 772-2920


With a copy to:

Robert D. Evans, Esq.
Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Fax: (415) 421-2922



9.6 Attorneys' Fees. In the event of any dispute or controversy between WCI on the one hand and the Corporation or the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party, as awarded by the court. Such award shall include post-judgment attorney's fees and costs.

9.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to its conflict of laws provisions. The parties agree that all disputes in connection with this Agreement shall be resolved in an appropriate state or federal court located in Douglas County, Nebraska. All parties waive any objections of lack of jurisdiction, proper venue or inconvenience of such forum.

9.8 Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation). The fees and expenses of the tax advisors and legal counsel for the Corporation and the Shareholders relating to the transactions contemplated herein shall be paid by the Corporation at Closing.

9.9 Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

9.10 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

9.11 Number and Gender of Words; Corporation. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

9.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporation, the Shareholders and WCI and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholders and WCI acting through its officers, thereunto duly authorized by its Board of Directors.

9.13 Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

9.14 Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Nebraska or California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

10.  GLOSSARY

The definitions of the terms used below can be found at the Section indicated:

Term Section

7.1(a) Indemnity Events  Section 7.1(a)
7.1(b) Indemnity Events  Section 7.1
Acquired Operations Section 2.2
Acquisition Co.     Parties
Acquisition Co. Common Stock  Section 2.3
Act  Section 2.1
Affiliate Section 3.11
Average Closing Price    Section 2.1
Balance Sheet Date  Section 3.7
Business  Section 8.1
business day   Section 9.14
Cash Section 2.1(a)
Change in Control   Section 2.1(b)
Claim     Section 7.3
Claims Notice  Section 7.3
Closing   Section 1.7
Closing Date   Section 1.7
Closing Date Current Assets   Section 3.22
Closing Date Current Liabilities   Section 3.22
Closing Date Debt   Section 3.22
Code Section 3.37
Collection Franchises    Section 3.10
Confidential Information Section 8.1
Contingent Merger Consideration    Section 2.2
Contingent Shares   Section 2.2
Corporate Property  Section 3.12
Corporation    Parties
Corporation's Certificates    Section 2.4
Corporation's Stock Recitals
Daniel    Parties
Daren     Parties
Day  Section 9.14
Duane     Parties
EBITDA    Section 2.2
Effective Time Section 1.2

Environmental Laws  Section 3.24
Environmental Site  Section 7.1
Environmental Site Losses     Section 7.1
ERISA     Section 3.17
Exchange Act   Section 2.1(b)
Excluded Assets     Section 2.9
Facilities     Section 3.10
Facility  Section 3.10
Filed Articles Section 1.2
Financial Statements     Section 3.7
General Deductible Amount     Section 7.2
golden parachute    Section 3.17
Golden Parachute Payment Section 3.17
Governmental Permits     Section 3.10
Gross Revenue  Section 2.2
Hazardous Material  Section 3.24
Hazardous Waste     Section 3.24
Indemnifying Party  Section 7.3
Indemnitee     Section 7.3
Investors' Rights Agreements  Section 2.1(b)
Knowledge Section 3.34
Laws Section 3.24
Margin    Section 2.2(b)
Mark Parties
Material Adverse Effect  Section 3.21
Merger    Recitals
Merger Consideration     Section 2.1
Michael   Parties
multi-employer plan Section 3.17
Myrlen    Parties
Nebraska Law   Section 1.1
occurrence     Section 3.15
Permitted Liens     Section 3.12
Projected Net Revenues   Section 2.2
RCRA Section 3.24
Real Estate    Recitals
Real Estate Purchase Agreement     Recitals
Real Estate Purchase Price    Recitals
Recipient Section 3.17
Records, Notifications and Reports Section 3.10

Registration Statement   Section 2.1(b)
Release   Section 7.1
Representations and Warranties     Section 7.4
Restricted Area     Section 8.1
Restricted Period   Section 8.1
Restrictive Covenants    Section 8.2
SEC  Section 4.6
Service Area   Section 2.2
Shareholder Indemnitees  Section 7.1
Shareholders   Parties
Shares    Section 2.1
Specific Claims     Section 7.2
Surviving Corporation    Section 1.1
UST  Section 3.26
WCI  Parties
WCI Indemnitees     Section 7.1
WCI SEC Documents   Section 4.6
WCI Securities Section 4.7
WCI Stock Recitals

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


THE CORPORATION:

SHRADER REFUSE AND RECYCLING SERVICE COMPANY


By:  _________________________
     Daniel L. Shrader, President


WCI:

WASTE CONNECTIONS, INC.


By:  _________________________
     Ronald J. Mittelstaedt
     Chief Executive Officer & President


ACQUISITION CO.:

WCI Acquisition Corporation


By:  _________________________
     Ronald J. Mittelstaedt
     Chief Executive Officer & President


THE SHAREHOLDERS:


_________________________
Duane E. Shrader


_________________________
Myrlen A. Shrader


_________________________
Daniel L. Shrader


Mark S. Shrader


_________________________
Michael D. Shrader



_________________________
Daren L. Shrader

     TABLE OF CONTENTS
                                        Page

1.   MERGER                                              1
1.1  The Merger                                          1
1.2  Effective Time                                      2
1.3  Effects of the Merger                               2
1.4  Articles of Incorporation
     and Bylaws of the Surviving Corporation             2
1.5  Directors                                           2
1.6  Officers                                            2
1.7  Closing Time and Place                              2

2.   MERGER CONSIDERATION; CONVERSION
     OF SECURITIES; DISSENTING SHARES                    3
2.1  Merger Consideration                                3
2.2  Additional Contingent Merger Consideration          5
2.3  Conversion of Capital Stock                         6
2.4  Exchange of Certificates                            7
2.5  Distributions                                       8
2.6  No Further Ownership Rights
     in Any Corporation's Stock                          8
2.7  Lost Certificates                                   8
2.8  Allocation of the Merger Consideration              8
2.9  Excluded Assets                                     8

3.   REPRESENTATIONS AND WARRANTIES OF
     THE CORPORATION AND THE SHAREHOLDERS                8
3.1  Organization, Standing and Qualification            8
3.2  Capitalization                                      9
3.3  All Stock Being Acquired                            9
3.4  Authority for Agreement and Filed Articles          9
3.5  No Breach or Default                                9
3.6  Subsidiaries                                       10
3.7  Financial Statements                               10
3.8  Liabilities                                        10
3.9  Accurate and Complete Records                      11
3.10 Permits and Licenses                               11
3.11 Certain Receivables                                13
3.12 Fixed Assets and Real Property                     13
3.13 Related Party Transactions                         14
3.14 Contracts and Agreements; Adverse Restrictions     14
3.15 Insurance                                          15
3.16 Personnel                                          15
3.17 Benefit Plans and Union Contracts                  15
3.18 Taxes                                              17
3.19 Copies Complete; Required Consents                 17
3.20 Customers, Billings, Current Receipts
     and Receivables                                    18
3.21 No Change With Respect to the Corporation          18
3.22 Closing Date Debt; Closing Date Current
     Assets and Closing Date Current Liabilities        19
3.23 Bank Accounts                                      20
3.24 Compliance With Laws                               20
3.25 Powers of Attorney                                 21
3.26 Underground Storage Tanks                          21
3.27 Patents, Trademarks, Trade Names, etc.             22
3.28 Assets, etc. Necessary to Business                 23
3.29 Condemnation                                       23
3.30 Suppliers and Customers                            23
3.31 Absence of Certain Business Practices              23
3.32 Disclosure Schedules                               23
3.33 No Misleading Statements                           23
3.34 Knowledge                                          23
3.35 Brokers; Finders                                   24
3.36 No Dissenting Shares                               24
3.37 S Corporation                                      24

4.   REPRESENTATIONS AND WARRANTIES OF
     WCI AND ACQUISITIONS                               24
4.1  Existence and Good Standing                        24
4.2  No Contractual Restrictions                        24
4.3  Authorization of Agreement                         24
4.4  Status of Shares                                   25
4.5  Governmental Authorities; Consents                 25
4.6  SEC Documents                                      25
4.7  Capital Stock                                      26
4.8  No Misleading Statements                           26
4.9  Brokers; Finders                                   26
4.10 Disclosure Schedules                               26

5.   CLOSING DELIVERIES                                 27
5.1  WCI Deliveries                                     27
5.2  Shareholders Deliveries                            27

6.   ADDITIONAL COVENANTS OF WCI,
     THE CORPORATION AND THE SHAREHOLDERS               28
6.1  Release of Guaranties                              28
6.2  Release of Security Interests                      28
6.3  Confidentiality                                    28
6.4  Brokers and Finders Fees                           28
6.5  Taxes                                              28
6.6  Short Year Tax Returns                             29
6.7  General Release by Shareholders                    29
6.8  Certain Tax Matters                                29
6.9  Use of Related Facilities                          30

7.   INDEMNIFICATION                                    30
7.1  Indemnification Covenants                          30
7.2  Limitations on Indemnities                         32
7.3  Notice of Indemnity Claim                          34
7.4  Liability for Breaches of
     Representations and Warranties                     35
7.5  No Exhaustion of Remedies or
     Subrogation; Right of Set Off                      35

8.   OTHER POST-CLOSING COVENANTS
     OF THE SHAREHOLDERS AND WCI                        35
8.1  Restrictive Covenants                              35
8.2  Rights and Remedies Upon Breach                    37

9.   GENERAL                                            38
9.1  Additional Conveyances                             38
9.2  Assignment                                         38
9.3  Public Announcements                               38
9.4  Counterparts                                       39
9.5  Notices                                            39
9.6  Attorneys' Fees                                    39
9.7  Applicable Law                                     39
9.8  Payment of Fees and Expenses                       40
9.9  Incorporation by Reference                         40
9.10 Captions                                           40
9.11 Number and Gender of Words; Corporation            40
9.12 Entire Agreement                                   40
9.13 Waiver                                             40
9.14 Construction                                       40

10.  GLOSSARY                                           41

     EXHIBIT AND SCHEDULE LIST

Exhibit 1.2(a) Filed Articles
Exhibit 2.1    Investors' Rights Agreement
Exhibit 2.1(c) Form of Note
Exhibit 5.1(c) Employment Agreement
Exhibit 5.1(d) Real Estate Purchase Agreement
Exhibit 5.1(e) Opinion of Counsel for WCI
Exhibit 5.2(b) Opinion of Counsel for Shareholders

Schedule 2.1(a)     Closing Date Debt
                    incurred after January 1, 1998
Schedule 2.9        Excluded Assets
Schedule 3.1        Exceptions to Qualification
Schedule 3.2        Authorized Capital of Corporation
Schedule 3.5        No Breach or Default
Schedule 3.6        Subsidiaries
Schedule 3.7        Financial Statements
Schedule 3.8        Liabilities
Schedule 3.10(a)    Permits and Licenses
Schedule 3.10(b)    Records, Notifications and Reports
Schedule 3.10(c)    Facilities
Schedule 3.11       Certain Receivables
Schedule 3.12(a)    Fixed Assets
Schedule 3.12(b)    Corporate Property
Schedule 3.13       Related Party Transactions
Schedule 3.14(a)    Material Contracts and Agreements
Schedule 3.14(b)    Adverse Restrictions
Schedule 3.15       Insurance
Schedule 3.16       Personnel
Schedule 3.17(a)    Benefit Plans
Schedule 3.17(b)    Union Contracts, Agreements and Labor Disputes
Schedule 3.18       Taxes
Schedule 3.19       Copies Complete
Schedule 3.20       Customers, Billings, Current
                    Receipts and Receivables
Schedule 3.21       No Change
Schedule 3.22(a)    Closing Date Debt
Schedule 3.22(b)    Closing Date Current Assets and Liabilities
Schedule 3.23(a)    Bank Accounts
Schedule 3.23.(b)   Credit Card Accounts
Schedule 3.24       Compliance with Laws
Schedule 3.26       Underground Storage Tanks
Schedule 3.27       Patents, Trademarks, Trade Names, Etc.
Schedule 3.28       Assets, etc. Necessary to Business
Schedule 3.37       S Corporation
Schedule 6.1        Release of Guaranties
Schedule 6.7        General Release by Shareholders

                                   Exhibit 10.2

PURCHASE AND SALE AGREEMENT


By and Between


Ambler Vincent Development Company


-Seller-


and


Shrader Refuse and Recycling Service Company


-Buyer-



July __, 1998

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of July __, 1998, by and between, Ambler Vincent Development Company, a Nebraska corporation ("Seller"), and Shrader Refuse and Recycling Service
Company, a Nebraska corporation (the "Buyer").

     W I T N E S S E T H :

WHEREAS, Seller owns all of that certain real property located in Papillion, Sarpy, Lindoln and Lancaster Counties in Nebraska, as more particularly described on Exhibit A attached hereto
(collectively, the "Real Property").

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, said Real Property and all rights and interests appurtenant thereto, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

PROPERTY INCLUDED IN SALE

Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

Real Property.  All of the parcels of land comprising the Real
Property, as described on Exhibit A attached hereto.

Appurtenances. All rights, privileges and easements appurtenant to the Real Property to the extent owned by Seller, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on the Real Property, as well as all air rights, solar rights, water, water rights and water stock relating to the Real Property, and all easements, rights-of-way or other appurtenances used or intended to be used in connection with the beneficial use and enjoyment of the Real Property (the "Appurtenances").

Improvements.  All improvements and fixtures located on the Real
Property (the "Improvement").

Permits, Development Approvals and Fees. All permits and development rights, agreements, entitlements and approvals relating to the Real Property.

Studies and Reports. All engineering and other studies, reports, plans and specifications with respect to the Real Property or any improvements constructed thereon, including, without limitation, all soils, geotechnical, hydrology, water quality, environmental, seismic, engineering and site assessment studies and reports.

Personal Property and Rights. All tangible and intangible personal property of Seller used in connection with the ownership, use and operation of the Real Property, including, without limitation, any contract rights, agreements, utility contracts, warranties, guaranties, general intangibles or other rights relating to the ownership, use and operation of the Property, as defined below.

All of the items described in Sections 1.1 through 1.6 above are hereinafter collectively called the "Property."

PURCHASE PRICE

The purchase price for the Property shall be One Million Two Hundred Ninety Thousand Dollars ($1,290,000) ("Purchase Price") with Nine Hundred Thousand Dollars ($900,000) allocated to the Property in Sarpy County, Nebraska and Three Hundred Ninety Thousand Dollars ($390,000) allocated to the Property located in Lancaster County, Nebraska.

TITLE TO THE PROPERTY

Real Property. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, Appurtenances and Improvements by duly executed and acknowledged warranty deeds (one for the Sarpy County Property and one for the Lancaster County Property) in the form attached hereto as Exhibit
B (the "Warranty Deeds"). Evidence of delivery of marketable and insurable fee simple title shall be by the issuance by a title insurance company approved by Buyer ("Title Company") of ALTA Owner's Policies of Title Insurance (the "Title Policies") in the amount of the Purchase Price, insuring fee simple title to the Real Property and Appurtenances in the Buyer.

CONDITIONS TO CLOSING

The following conditions are conditions precedent to Buyer's obligation to purchase the Property:

Merger Agreement.   The occurrence of the Effective Time under that
certain Agreement and Plan of Merger dated July __, 1998 ("Merger Agreement"), by and among Waste Connections, Inc., Shrader Refuse and Recycling Service Company, Duane E. Shrader, Myrlen A. Shrader Daniel L. Shrader, Mark S. Shrader, Michael D. Shrader, and Daren
L. Shrader.

Title Policies.  Title Company shall issue the Title Policies to
Buyer at the closing of the purchase and sale of the Property.

Representations and Warranties. All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

The foregoing conditions in this Section 4 are intended solely for the benefit of Buyer. If any of the foregoing conditions are not satisfied, Buyer shall have the right at its sole election either to waive in writing the condition in question and proceed with the purchase or, in the alternative, terminate this Agreement. The Closing Date may be extended, at Buyer's option, for a reasonable period of time if required to allow said conditions to be satisfied, subject to Buyer's further right to terminate this Agreement upon an expiration of the period of any such extension if all said conditions have not been satisfied.

THE CLOSING

Closing Date. The Closing hereunder shall be consummated through an escrow ("Escrow") to be opened with Title Company. All of the documents required for the Closing and the funds required for the payment of the Purchase Price shall be delivered into the Escrow on or before Closing as such term is defined in the Merger Agreement, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the "Closing Date"). Such date may not be extended without the approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement. The Closing shall commence on the Closing Date and shall be completed on the Closing Date or the business day following the Closing Date upon recordation by the Title Company of the Warranty Deeds and disbursement by the Title Company of the Purchase Price to Seller. If the Closing does not so commence on the Closing Date, then Title Company as escrow holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. Buyer and Seller shall each submit to the Title Company, not less than five (5) days prior to the Closing Date, escrow instructions consistent with the provisions of this Agreement.

Seller's Documents. At the Closing, Seller shall deliver to Buyer through escrow the following:

duly executed and acknowledged Warranty Deeds;

a duly executed counterpart of an Assignment of Permits and Other
Intangible Property in the form of Exhibit C attached hereto;

a duly executed Affidavit of Non-foreign Status in the form of Exhibit D attached hereto;

any other documents, instruments or agreements called for hereunder which have not previously been delivered.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

Buyer's Documents and Funds. At the Closing, Buyer shall deliver to Seller through escrow the following:

i. the Purchase Price, subject to the prorations and credits hereinafter provided for; and

ii. any documents, instruments or agreements called for hereunder which have not previously been delivered.

Seller may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

Other Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

Prorations. Rents, real property taxes, and other items of income and expense of ownership of the Property shall be prorated as of 12:01 a.m. on the date the Warranty Deeds are recorded on the basis of a 365-day year.

Closing Costs. Transfer taxes applicable to the sale of the Property, the fee for the Title Policies, escrow charges and other costs of the Closing shall be paid by the parties in accordance with the prevailing custom in the Counties in which the Property is located. Each party shall pay its own attorneys' fees in connection with the sale.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

There are no claims, suits or proceedings which are pending against Seller or which relate to the Property or the use or operation thereof and, to the knowledge of Seller, no such claims, suits or proceedings are threatened against Seller.

All contracts or documents delivered by Seller to Buyer pursuant to this Agreement or in connection with the execution hereof are and at the time of Closing will be true, complete and correct copies, and there do not exist, nor will there exist as of the time of Closing, any contracts or agreements regarding the Property entered into by Seller that have not heretofore been disclosed by Seller to Buyer.

At the time of Closing there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

There are no other leases or occupancy agreements of any kind relating to the Real Property or any portion thereof.

To the knowledge of Seller, with respect to the activities of Seller at the Property (i) such activities are fully licensed, permitted and authorized under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and (ii) such activities are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations; and Seller is not aware of any circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of the Property's site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals.

To the knowledge of Seller, the Property has been operated in compliance with, and is presently in compliance with, federal, state and local laws, ordinances, codes, rules, regulations, governmental permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to the Property (collectively "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"), and Seller is not aware of any assertion by any party that the Property is in material violation of any Laws. Specifically and without limiting the generality of the foregoing, to the knowledge of Seller:

Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 USC Section 6901 et seq. ("RCRA"), the Property has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined below) and the Property has not accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

No Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released, on the Property.

Seller has never been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from the Property. There are no pending or threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

As used in this Agreement, "Hazardous Material" shall mean the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable Nebraska statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance disposed of in a manner not in compliance with Environmental Laws.

No underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on the Property during Seller's ownership thereof.

The Property is not the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and to the knowledge of the Seller, no such proceedings are threatened.

All documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Seller, are or at the time of Closing will be legal, valid and binding obligations of Seller, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Seller is a party or to which the Property is subject.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Nebraska, and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Buyer is a party or to which it is subject.

INDEMNIFICATION

Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. The indemnification provisions of this Section 8 shall survive beyond the delivery of the Warranty Deeds and transfer of title for a period of two (2) years (except with respect to matters arising under Sections 6.9 and Article 7 with respect to which the indemnification provisions shall survive for the applicable statute of limitations), or, if title is not transferred pursuant to this Agreement, beyond any termination of this Agreement.

CASUALTY OR CONDEMNATION

In the event that, prior to Closing, the Property, or any material part thereof, is destroyed or damaged, or if condemnation proceedings are commenced against the Property or any material part thereof, Buyer shall have the right, exercisable by giving notice of such decision to Seller within five (5) days after receiving written notice from Seller of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case, neither party shall have any further rights or obligations hereunder. If Buyer elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer.

POSSESSION

Possession of the Property shall be delivered to Buyer on the Closing Date. Prior to the closing, Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of conducting soils tests, surveys or other physical inspections of the Property. Buyer shall indemnify Seller and hold Seller harmless against all loss, cost, damage and expenses, including reasonable attorneys' fees arising from or related to Buyer and its representatives entry onto the Property.

BUYER'S CONSENT TO NEW CONTRACTS AFFECTING THE PROPERTY

Seller shall not, after the date of Seller's execution of this Agreement, enter into any agreement affecting the Property or any aspect thereof without obtaining Buyer's consent thereto, which consent Buyer may withhold in its sole discretion.

MISCELLANEOUS

Notices. Any notice, consent, approval, waiver or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or deposited with the United States Postal Service, all charges and first class postage prepaid, addressed as follows:

If to Seller:

Attention:

If to Buyer:
c/o Waste Connections, Inc.
2260 Douglas Boulevard, Suite 280
Roseville, California 95661
Attention:  Ronald J. Mittelstaedt

With a copy to:
Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attention:  David H. Kremer, Esq.

or such other address as either party may from time to time specify by notice hereunder to the other.

Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. If any broker or finder perfects a claim for a commission or finder's fee based on any such contact, dealings or communication, the party through whom the broker or finder makes such claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or by an assignee other than Buyer.

Amendments. This Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nebraska.

Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties relating to the subject matter hereof.

Attorneys' Fees. If any party hereto fails to perform any of its obligations under this Agreement, or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provisions hereof, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by any party in enforcing a judgment in its favor shall be recoverable separately from and in addition to any other amounts included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions hereof and to survive and not be merged into any such judgment.

Time of the Essence.  Time is of the essence of this Agreement.

Specific Performance. Seller acknowledge[s] that in the event of a breach or default or threatened breach or default under this Agreement by Seller prior to the Closing, damages at law will be an inadequate remedy and, accordingly, without in any manner limiting any other remedies available to Buyer, Seller's[s'] obligations under this Agreement may be enforced by specific performance.

Interpretation. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


BUYER:

a _____________________ corporation

By:       _________________________
Its:      _________________________



SELLER:

Exhibit A

DESCRIPTION OF REAL PROPERTY


All of that certain real property located in ________ County, Nebraska, described in the attached Exhibit A-1.

Exhibit B

WARRANTY Deeds


[TO BE INCLUDED LATER]

Exhibit C

ASSIGNMENT OF PERMITS
AND OTHER INTANGIBLE PROPERTY


THIS ASSIGNMENT dated July __, 1998 (the "Assignment"), is made by _____________________________________________________ ("Assignor")
to _________________________ ("Assignee").

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in and under any and all governmental permits and other intangible property owned by Assignor in connection with that certain real property described in Exhibit attached hereto (the "Real Property") or any improvements or personal property located thereon, including without limitation, any of Assignor's interest in or rights under licenses or planning approvals and any contract rights, agreements, utility contracts, warranties, guaranties, general intangibles or other rights relating to the ownership, development, use or operation of Real Property.

Assignor warrants and represents that as of the date the Real
Property is conveyed to Assignee there are no assignments of or agreements to assign the foregoing permits and other intangible property to any other party.

The Assignment shall be binding on and inure to the benefit of the parties hereto and the successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this
Assignment as of the date and year first above written.


ASSIGNOR:







ASSIGNEE:

Exhibit A to Assignment of Permits and Other Intangible Property

REAL PROPERTY

Exhibit D

AFFIDAVIT OF NON-FOREIGN STATUS
INTERNAL REVENUE CODE SECTION 1445


Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax equal to ten percent of the purchase price if the transferor is a foreign person. Such transferee is exempt from such obligation to withhold if the transferor provides the transferee an affidavit that the transferor is not a foreign person.

To induce _____________________ ("Transferee"), to not withhold tax under such Section 1445 upon the transfer by ____________________ ("Transferors"), of a U.S. real property interest located in __________ County, Nebraska, as more particularly described in Exhibit A attached hereto, the following affidavit is made on behalf of Transferor under penalty of perjury and with knowledge that Transferee will rely thereon.

1    No Transferor is a foreign person or foreign corporation,
foreign partnership, foreign trust (as those terms are defined in the Internal Revenue Code);

                                   Exhibit 99.1

                  [WASTE CONNECTIONS INC. LETTERHEAD]

Waste Connections, Inc. Announces Second Quarter Earnings of $.08
per Share excluding Charges: Closes On Acquisitions with $11
Million in Revenues in July

For Immediate Release

Roseville, California

Waste Connections, Inc. (NASDAQ: WCNX) announces today its second quarter earnings of $.08 per share before extraordinary and other special charges. Revenues for the second quarter of 1998 were $10.9 million predecessor revenue of $6.1 million. Operating income excluding stock compensation charge for the quarter was $1.6 million or 14.4%. Earnings per share on a diluted basis for the quarter were $.08 per share excluding non-cash stock compensation expense of $121,000 and a one time after-tax, non-cash extraordinary charge of $815,364 for the write-off of warrants and expenses relating to the Company's original BankBoston credit facility. (Which was replaced in May by an expanded credit facility with BankBoston). After these extraordinary charges, and the accretion to preferred stock which was converted to common stock at the initial public offering, diluted earnings per share were $(.07). EBITDA for the quarter was $2.4 million or 21.2% or revenue.

Waste Connections, Inc. also announces the closing of six acquisitions in Nebraska and Utah. These acquisitions represent a new entry market into the eastern Nebraska market and one tuck-in to the Company's existing Utah operations acquired in June of this year. Combined, these companies have annualized revenue of approximately $11 million.

In Eastern Nebraska, Waste Connections, Inc. has acquired Shrader Refuse and Recycling Service Company, Inc. dba Papillion Sanitation and Recycling, J&J Sanitation, Inc., Big Red Roll Off, Inc. and the assets of J&J of South Dakota and the purchase of certain assets from Miller Container in Orem, Utah. Combined, these companies service over 30,000 customers throughout sixty-five municipalities in and around O'Neil, Omaha, Papillion and Lincoln, Nebraska.
These operations deliver services through four solid waste and recycling collection facilities, two solid waste transfer stations and have approximately 110 employees.

Ron J. Mittelstaedt, President and CEO said: "We are pleased with our performance for our first quarter as a public company. Since our Initial Public Offering on May 22, 1998, the Company has completed 12 acquisitions with approximately $27 million in annualized revenues. Our entry into the Eastern Nebraska market represents a continuation of our strategy of expanding in secondary markets in the Western U.S. through the initial acquisition of a preeminent private company, then quickly filing in around these strategic market entries with follow-on tuck-in acquisitions such as we are announcing in Utah. Since its founding on September 30, 1997, the Company has completed 22 acquisitions with approximately $70 million in annualized revenues.

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection transfer, disposal and recycling services in secondary markets of the Western U.S. The company serves more than 180,000 commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Roseville, California.

This press release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the Company's limited operating history, ability to manage growth, the ability to identify, acquire and integrate acquisition targets, the potential inability to finance the Company's growth, dependence on management, and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

August 3, 1998

CONTACT:

Waste Connections, Inc. (916) 772-2221
Steven F. Bouck
Chief Financial Officer

          (in thousands, except share and per share data)

                                                       Waste
                                                  Connections, Inc.
                      Predecessors(2)   Waste       Quarter Ended
                        Combined    Connections, Inc. June 30, 1998
                      Quarter Ended  Quarter Ended    Adjusted for
                      June 30, 1997  June 30, 1998   Extraordinary
                                                       Items(1)

Revenues                 $    6,090     $    10,919    $   10,918

Cost of Operations            5,110           7,433         7,433
SG&A                            590           1,098         1,098
Depreciation and Amortization   367             818           818
Stock Compensation                              121            --
                         ----------     -----------    ----------
Income from Operations           23           1,449         1,569

Interest Expense               (152)           (430)         (430)
Other                             4
                         ----------     -----------    ----------
Income Before Tax              (125)          1,019         1,139

Taxes                                           480           480
                         ----------     -----------    ----------
Income (loss) before           (125)            538           659
  Extraordinary Item

Extraordinary Item, Net of Tax                 (815)

Net Loss                                       (277)

Redeemable Convertible Preferred
Stock Accretion                                (345)
                                        -----------
Net Loss Applicable to Common Shareholders     (622)

Diluted Earnings per Common
 Share before Extraordinary Item               $0.02

Extraordinary Item                            ($0.09)

Diluted Net Earnings (Loss) per Share         ($0.07)        $0.08
                                        ------------   -----------
                                        ------------   -----------

Diluted Shares Outstanding                 8,662,684     8,662,684


(1) Adjustment include: Stock Compensation charge ($121,000); Write off of warrants and fees to BankBoston (($815,000) in Connection with new credit facility; elimination of preferred stock accretion which was converted to common stock in the initial public offering ($345,000).
(2) Predecessors Combined represents the entities the Company acquired in September 1997 from Browning-Ferris Industries, Inc.

8/3/98

CONTACT:

Waste Connections, Inc. (916) 772-2221
Steven F. Bouck
Chief Financial Officer

C:\DMS\5119\028\0276307